Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Citizens South Banking Corporation
Gastonia, North Carolina

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-103218, 333-77657 and 333-111228) of Citizens South Banking Corporation and subsidiaries of our report dated March 16, 2009, related to the audits of the consolidated statements of condition as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the three years ended December 31, 2008, which are included in the December 31, 2008 Annual Report on Form 10-K of Citizens South Banking Corporation and subsidiaries.

/s/ Cherry, Bekaert & Holland, L.L.P.

Gastonia, North Carolina
March 16, 2009